Exhibit 10.1

FIRST AMENDMENT TO MANUFACTURING AGREEMENT

This First Amendment (this “Amendment”), effective this second day of March 2015 (“Amendment Effective Date”), is made to the Manufacturing Agreement (“the Agreement”) originally effective November 27, 2013 and is entered into by and between F.H.G. Corporation a Florida corporation having a principle place of business in Spring Hill, Tennessee, formerly doing business as “Integrity” but now doing business as “Capstone Nutrition” (“Capstone Nutrition”) and MusclePharm Corporation (“MUSCLEPHARM”), a Nevada corporation having a principle place of business in  Denver, Colorado.

WHEREAS, the parties desire to amend the Agreement in the manner described herein;

NOW THEREFORE, in return for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and also in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.	Change and Addition to Defined Terms

(a)“First Amendment” means the First Amendment to this Agreement effective as of January 1, 2015.

(b)All references in the agreement to “Integrity” are changed to “Capstone Nutrition.”

(c) “Option Agreement” means that certain Option Agreement dated the date hereof between the Parties.

(d)“Parties” means MUSCLEPHARM and Capstone.

(e) “Products” shall mean dietary supplements (as defined in Section 1.2 of the Agreement) and food products that are sold or intended to be sold by MUSCLEPHARM or its customers or distributors in powder, pill, tablet or capsule form, and including both finished (packaged) goods and bulk or semi-finished form for export by MUSCLEPHARM.

(g)“Transaction Documents” means, collectively, the Agreement, as amended by this First Amendment, the Referral Agreement, the Option Agreement and the Warrant.

(h)“Warrant” means that certain Warrant dated the date hereof issued by Capstone to MUSCLEPHARM.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

2.	Amendment to Section 2.1 (ENGAGEMENT)

Section 2.1 of the Agreement is amended to read as follows:

2.1MUSCLEPHARM agrees that Capstone Nutrition shall be MUSCLEPHARM’s nonexclusive manufacturer of the Products and Capstone Nutrition agrees and undertakes to manufacture the Products strictly in accordance with the know-how, standards and specifications disclosed in Product Specifications provided by Capstone Nutrition and agreed to by MUSCLEPHARM.  MUSCLEPHARM shall purchase and take delivery from Capstone Nutrition: (i) not less than $[*] of Products in calendar year 2015 (priced in accordance with Section 5), provided that of that volume, not less than $[*] shall be purchased in the third calendar quarter and not less than $[*] shall be purchased in the fourth calendar quarter; (ii) not less than $[*] of Products in the first quarter of calendar year 2016 (priced in accordance with Section 5), (iii) not less than $[*] of Products in the second calendar quarter of 2016 (priced in accordance with Section 5); (iv) for each subsequent calendar quarter during the Term, the greater of $[*] of Products in aggregate over that quarter and the past three calendar quarters or [*]% of MUSCLEPHARM’s requirements for its Products in that quarter and the past three calendar quarters (by aggregate purchase price).  MUSCLEPHARM shall annually certify in writing to Capstone Nutrition not later than January 30 of each year as to its compliance with its obligation to have purchased from Capstone Nutrition [*]% of its Product requirements (quarter by quarter ) during the prior year.  Capstone Nutrition shall be entitled to inspect MUSCLEPHARM’s pertinent books and records to verify compliance (subject to the confidentiality obligations of Section 13), the cost of which shall be borne by Capstone Nutrition unless it is determined that MUSCLEPHARM’s certification was in error, in which event MUSCLEPHARM shall pay the cost of Capstone Nutrition’s review.

3.	Amendment to Section 3 ( TERM)

Section 3 of the Agreement is amended to read as follow:

“3.TERM.  This Agreement shall commence on the Effective Date, shall continue for an initial term ending seven years after the Amendment Effective Date, and shall continue thereafter for three successive twenty four month terms, unless Capstone Nutrition shall notify MUSCLEPHARM of nonrenewal at least 90 days prior to the end of the then current term.  The initial term and all renewal terms are collectively referred to as the Term.  All orders pending at time of expiration shall remain in effect until filled, and the parties’ respective obligations under this Agreement with regard to Products sold under those orders or previously delivered under this Agreement shall survive termination and remain in effect.”

4.	Amendment to Section 4 (PURCHASE ORDERS; INVENTORY)

The First sentence of Section 4 of the Agreement is amended to read as follows:

“As of the first day of each month during the term of this Agreement, MUSCLEPHARM shall always have issued binding purchase orders (“Orders”) for Products to be shipped for that month and the subsequent two months, and all requested delivery dates shall be subject to reasonable lead times.”

5.	Amendment to Section 5 (PRICING; PAYMENT TERMS).

Section 5 of the Agreement is amended to read as follow:

“5.1Commencing with orders shipped January 1, 2015 regardless of when Orders were placed, prices for Products sold to MUSCLEPHARM shall be determined as follows:

(a) Prices for the first $[*] million Order volume in any calendar year shall be those prices that yield Capstone Nutrition its historical percentage mark-up (with respect to sales to MUSCLEPHARM) on Cost of Goods Sold (“Markup”) on each SKU included in the order.

(b) Subject to Section 5.1 (c), prices for the portion of Orders shipped by Capstone Nutrition to MUSCLEPHARM in any calendar year in excess of $[*] million aggregate order volume, will be those that yield Capstone Nutrition a Markup equal to one-half the Markup provided for in Section 5.1(a) on each SKU included in the order once that threshold is exceeded.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(c) Entitlement to the lower prices provided in Section 5.1(b) and rebates under Section 5.3 are contingent on MUSCLEPHARM’s strict compliance with the net [*] payment terms of Section 5.2. Failure by MUSCLEPHARM to comply with those terms on three or more separate occasions in any twenty four (24) month period, whether or not the amounts due are ultimately paid with all accrued interest, shall result in Section 5.1(a) pricing thereafter being applicable to all Orders, for the remainder of the Term, regardless of volume, and without any further entitlement to any Section 5.3 rebates.

(d) For the purpose of this Section 5, “order volume” does not include transportation or insurance from Capstone Nutrition’s dock, which shall be billed separately without markup.

(e) “Cost of Goods Sold” means, for each calendar quarter during the Term, Capstone Nutrition’s fully loaded standard cost of the normal manufacturing process for the Products made for MUSCLEPHARM, adjusted quarterly and determined in accordance with Capstone Nutrition’s regular method of cost accounting.  Capstone Nutrition shall report to MUSCLEPHARM its fully loaded standard cost for each calendar quarter not later than the 30th day of that calendar quarter.  For the elimination of doubt, for the purpose of this Agreement, Capstone Nutrition’s fully loaded standard cost includes direct materials, direct labor, manufacturing overhead, and an allocation of corporate SG&A costs assigned proportionally to the dollar volume of revenue business represented by MUSCLEPHARM as a percentage of total Capstone Nutrition revenue (currently approximately [*]%).  This calculation should be consistent with the way Capstone Nutrition has calculated Cost of Goods Sold prior to this agreement. MUSCLEPHARM shall be entitled once annually to inspect Capstone Nutrition’s pertinent books and records to verify Cost of Goods Sold (subject to the confidentiality obligations of Section 13), the cost of which shall be borne by MUSCLEPHARM unless it is determined that Capstone Nutrition’s certification was in error, in which event Capstone Nutrition shall pay the cost of MUSCLEPHARM’s review including any reasonable attorney’s fees incurred in connection therewith and also promptly pay MUSCLEPHARM  any shortfall.

(f) MUSCLEPHARM and Capstone Nutrition shall use reasonable commercial good faith efforts to jointly execute and implement a product optimization program for further product cost reduction across the entire MUSCLEPHARM line, including: (i) combined buying power to secure better prices and a more reliable supply for key raw materials, (ii) jointly creating new products and innovation programs, using their combined resources and Capstone Nutrition’s flavor and product development facilities, and (iii) jointly planning product demand and forecasts, to increase customer satisfaction and delivery.

5.2 Payment.  MUSCLEPHARM shall issue purchase orders to Capstone Nutrition on a monthly basis.  Payment shall be due in full net [*] days.  Any payments in arrears shall bear interest from due date until paid at the rate of [*]% per month. Notwithstanding the foregoing, Capstone Nutrition reserves the right to establish credit limits from time to time in its reasonable discretion. All payments shall be made without deduction for any taxes at any time levied or assessed by any governmental authority.  MUSCLEPHARM shall pay all costs associated with the collection of any past due invoice including reasonable attorney fees and court costs.  Capstone Nutrition shall be under no obligation to accept orders from MUSCLEPHARM or to ship on accepted orders if any payment is in arrears.

5.3 Volume Rebates Based on Quarterly Sales.  In each calendar quarter of this Agreement commencing with the calendar quarter beginning January 1, 2015, and subject to Section 5.1(c), MUSCLEPHARM shall be entitled to a rebate equal to a percentage of incremental purchases of Products from Capstone Nutrition in excess of certain thresholds as described below, provided that no rebates shall be payable with respect to purchases in excess of $[*] in any calendar year.  The percentage rebates shall apply solely as to amounts in excess of the thresholds, not on total quarterly purchases of Product, and are contingent on all invoices for Products shipped in a calendar quarter being paid on a timely basis.  The basis of rebate (including purchase thresholds) is invoiced price, not including any transportation charges or insurance charged separately.  Purchases shall be based on time of shipment, provided that shipments delayed by Capstone Nutrition beyond normal lead time shall count for the prior calendar quarter.  Rebates shall be paid by issuance of a credit memo against outstanding invoices in the following quarter (except that the rebate for the final calendar quarter of the term of this Agreement shall be paid in cash).  MUSCLEPHARM may not deduct any rebates from invoices due unless and to the extent of a credit memo issued.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

Incremental Quarterly Purchases	Percentage Rebate Applied to the Incremental Purchase
First [*] dollars of purchases per calendar quarter in excess of $[*] (subject to the annual cap)	[*]%
All purchases per calendar quarter in excess of $[*] (subject to the annual cap)	[*]%

“

6.	Correction of Section References in Section 13 (Confidentiality)

The references in Sections 13.3 and 13.5 to “section 14” are corrected to read Section 13.”

7.	Amendment to Section 14

Section 14 (TERMINATION) is amended to read as follows:

“14. TERMINATION.

14.1 If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement, Capstone Nutrition and MUSCLEPHARM agree to negotiate in good faith to resolve such default.  If the defaulting party fails to cure such default within ninety (90) days following the notice of default (“Cure Period”), the Agreement shall automatically terminate upon expiration of the Cure Period.  If the defaulting party submits a reasonably acceptable written plan to resolve such default during  the Cure Period, the Cure Period shall be extended for another ninety (90) days (“Extended Cure Period”). Should the defaulting party fail to cure the default during the Extended Cure Period, the nondefaulting party may terminate this Agreement upon notice with immediate effect on or after the expiration of the Extended Cure Period, whether or not subsequently cured. Notwithstanding the foregoing, no termination shall be effective until conclusion of mediation provided for in Section 15 and, if suit is brought thereafter, until determination by the court, not subject to further appeal that the party was in breach.

14.2 This Agreement shall automatically terminate should either party; (i) enter into or file a petition, or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (ii) enter into a receivership of any of its assets or; (iii) dissolve (except following a permitted assignment of this Agreement) or enter into an assignment for the benefit of its creditors.”

14.3 Termination of this Agreement by a party on account of the other party’s default shall not be the terminating party’s exclusive remedy, and such party shall have all rights available at law or equity, including the right to obtain specific performance in lieu of termination, and whether or not such party exercises its termination rights, to be reimbursed for damages both for default prior to termination and lost benefit of this Agreement through the remainder of the then current Term.

8.	Amendment to Section 15 (DISPUTE RESOLUTION)

Section 15 is amended to read as follows:

“15. DISPUTE RESOLUTION.

It is the intent of the parties that any dispute be resolved promptly through good faith negotiation between Capstone Nutrition and MUSCLEPHARM.  Either party may initiate negotiation proceedings by written notice to the other party describing the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. Should any disputes remain existent between the parties after any good faith negotiation process set forth above, then the parties shall, except for disputes regarding calculation of Capstone Nutrition’s Cost Of Goods Sold, promptly submit any dispute to mediation in accordance with the mediation rules of the American Arbitration Association (AAA) prior to either party bringing suit.  Any disputes regarding calculation of Capstone Nutrition’s Cost of Goods Sold shall be submitted to one of CohnReznick LLP, McGladrey LLP or Grant Thornton LLP (at MUSCLEPHARM’s option) for final resolution binding on both parties, the accounting firm’s charges to be split by the parties.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

9.	Amendment to Section 19.6(Entire Agreement).

Section 19.6 is amended to read as follows:

“ 19.6 Entire Agreement. This Agreement, as amended by the First Amendment, and the other Transaction Documents represents the entire understanding and agreement of the parties concerning the subject matter hereof.  All Product purchase and sale shall be governed solely by the terms of this Agreement, and no terms contained in either party’s purchase orders, acknowledgement or invoices (except quantities) shall apply.”

10.	Amendment to Section 19.7 (ASSIGNMENT)

Section 19.7 is amended to read as follows:

“19.7 Assignment and Change in Ownership.  Capstone Nutrition and MUSCLEPHARM may assign or transfer their rights under this Agreement to a third party including an affiliate of the transferor, that is acquiring substantially all of its business and assets (an “Acquirer”).  Such a transaction as well as any transaction in which a majority of the voting stock of a party hereto is being acquired in one or more related transactions is referred to as a “Change of Control Transaction”. A party subject to a Change of Control Transaction shall give the other party to this Agreement thirty (30) days prior written notice (unless prohibited by confidentiality, in which event not later than three business days after consummation), and each party agrees that it must assign this Agreement to any Acquirer that is acquiring substantially all of its business and assets and thatsuch an Acquirer shall expressly and fully assume this Agreement in a written instrument delivered to the other party not later than three business days after consummation of the Change of Control Transaction.  In addition, in the event of a Change of Control Transaction in which an Acquirer is acquiring substantially all of the business and assets of Capstone Nutrition, it shall also assume all of Capstone Nutrition’s obligations under the Referral Agreement. Except as provided above, neither party may assign or transfer its rights under this Agreement without the other party’s written consent.

11.	New Section 19.8

A new Section 19.8 is hereby added to read as follows:

“19.8 Contribution toward Tennessee Facility Build-Out.

MUSCLEPHARM shall pay to Capstone Nutrition the nonrefundable sum of [*] Dollars ($[*]) to be used by Capstone Nutrition solely in connection with the expansion of its Tennessee facility necessary to fulfill anticipated MUSCLEPHARM  requirements under this Agreement and for no other purposes whatsoever unless expressly agreed to by MUSCLEPHARM in writing in its sole discretion.  Payment shall be due in three equal installments on the 30th, 60th and 90th day from the Amendment Effective Date Such payment shall not give MUSCLEPHARM any ownership or other rights in any property or assets acquired by Capstone Nutrition. Capstone Nutrition shall make all capital investments reasonably necessary in a reasonable time period to service MUSCLEPHARM’s business growth in Products (that is, powders, pills, capsules and tablets) and shall dedicate manufacturing equipment, line time and priority to fulfill MUSCLEPHARM’s purchase orders for Products in preference to other customer orders. “

12.	New Section 19.9

A new Section 19.9 is hereby added to read as follows:

“19.9Conditions Precedent to MUSCLEPHARM’s Obligations Hereunder; Additional Termination Rights.

(a) All of MUSCLEPHARM’S obligations pursuant to the Agreement, as amended by this First Amendment are expressly conditioned upon the execution and delivery by Capstone to MUSCLEPHARM on the date hereof of the Transaction Documents.

(b) In the event of a breach by Capstone of any of its obligations to MUSCLEPHARM under any Transaction Document that remains uncured for a period of thirty (30) days after written notice of such breach by MUSCLEPHARM to Capstone or a breach by Capstone of any representation and warranty set forth in Section 19.10 of this Agreement,

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

MUSCLEPHARM shall have the right to terminate this Agreement upon written notice to Capstone. Notwithstanding any such termination, MUSCLEPHARM shall be entitled to receive from Capstone, and Capstone shall be obligated to pay to MUSCLEPHARM any compensation owed to MUSCLEPHARM that has accrued prior to the date of such termination pursuant to any Transaction Document.”

13.	New Section 19.10

A new Section 19.10 is hereby added to read as follows:

“19.10 Additional Representations and Warranties.

Each party represents, warrants and covenants to the other party that:

(a) It has the full right, power and authority to enter into the Transaction Documents and to perform its obligations hereunder and thereunder; and (ii) it has acquired all rights necessary to perform under the Transaction Documents as contemplated herein and therein. No third party consents are required to perform its obligations under the transaction documents.

(b) It has duly executed and delivered this Agreement and the other applicable Transaction Documents and, assuming due authorization, execution and delivery by the other party, this Agreement and the applicable Transaction Documents constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

(c) It is duly organized, validly existing and in good standing under the laws of the State of its formation.  It has all requisite power to own its properties and to carry on the business as it is now being conducted and is intended to be conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such license or qualification necessary.

(d) Neither the execution, delivery nor performance by it of this Agreement or any of the applicable Transaction Documents does or will (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) conflict with or violate any law or governmental authorization applicable to it or any of its assets or its business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any encumbrance on any of its assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which it is a party or by which any of its assets is bound or affected.”

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[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

For F.H.G. Corporation D/B/A Capstone Nutrition	For MUSCLEPHARM CORPORATION
By:	By:
Name:	Name:
Title:	Title:
Date of signature:	Date of signature: